As filed with the Securities and Exchange Commission on May 21, 2001
                           Registration No. -________

                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                            SHARP HOLDING CORPORATION
                ------------------------------------------------
               (Exact Name of Issuer As Specified in Its Charter)

             DELAWARE
        (formerly,  Wyoming)                              65-0970516
  -----------------------------------                 -------------------
    State  or  Other  jurisdiction                     (I.R.S. Employer
  of  incorporation  or  organization)                Identification No.)

                 5120 WOODWAY, SUITE 9029, HOUSTON, TEXAS 77056
  ---------------------------------------------------------------------------
          (Address of principal executive offices, including zip code)

                        2001 STOCK AND STOCK OPTION PLAN
            --------------------------------------------------------
                            (Full title of the plan)

              GEORGE SHARP, PRESIDENT - SHARP HOLDING CORPORATION
                 5120 WOODWAY, SUITE 9029, HOUSTON, TEXAS 77056
                                 (713) 960-9100
--------------------------------------------------------------------------------
(Name, address and telephone number, including area code, of agent for service)

                                    Copy to:
                                Robert D. Axelrod
                           Axelrod, Smith & Kirshbaum
                         5300 Memorial Drive, Suite 700
                              Houston, Texas 77007

                 Calculation of Registration Fee

Title Of Each                Proposed       Proposed
Class Of                     Maximum        Maximum
Securities       Amount      Offering       Aggregate    Amount Of
To Be            To Be       Price          Offering     Registration
Registered       Registered  Per Unit (*)   Price (*)    Fee
________________________________________________________________________
Common Stock,
Par value $.001     900,000  $        0.70  $   630,000  $      157.50

________________________________________________________________________
* Estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee and based on the average of the high and low bid on our common stock on May 29, 2001.

                                     PART II

               Information Required In The Registration Statement


Item  3.     Incorporation  of  Documents  by  Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Sharp Holding Corporation (the "Company") are incorporated by reference in this registration statement: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, (b) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, (c) the Company's Report on Form 8-K filed January 2, 2001, (d) the Company's Report on Form 8-K filed February 14, 2001, (e) the Company's Report on Form 8-K/A filed March 5, 2001, (f) ) the Company's Report on Form 8-K/A filed March 20, 2001, (g) the Company's Report on Form 8-K filed April 19, 2001, and (h) the description of the securities offered hereby is incorporated by reference to the Company's Form 10-SB filed January 10, 2000. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.


Item  4.          Description  of  Securities.

     The Company's Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934.

Item  5.          Interests  of  Named  Experts  and  Counsel.

     Axelrod, Smith & Kirshbaum, who has prepared this Registration Statement and Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. Excluding any shares of common stock that may be issued to Robert D. Axelrod pursuant to this Registration Statement, Mr. Axelrod does not own shares of common stock or options of the Registrant. Mr. Axelrod's relationship with the Registrant has been as legal counsel, and there are no arrangements or understandings which would in any way cause him to be deemed an affiliate of the Registrant or a person associated with an affiliate of the Registrant.

Item  6.          Indemnification  of  Officers  and  Directors.

     Our Certificate of Incorporation provides for the elimination of personal monetary liability of directors to the fullest extent permissible under law as follows:


                          Certificate of Incorporation
                                  Article Nine
                        Elimination of Personal Liability

     Upon the filing of this Certificate of Incorporation with the Secretary of State of Delaware, the personal liability for monetary damages of a director of the Corporation for the breach of fiduciary duty as a Director shall be eliminated. However, this provision shall not eliminate the liability of a
Director: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section  174  of  the  General  Corporation  Law  of  Delaware;  or (iv) for any
Transaction  from  which  the  Director  derived  an  improper personal benefit.

                                   Article Ten
                                 Indemnification

     Section 10.1 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 10.2 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 10.3 To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 10.1 and 10.2., or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 10.4 Any indemnification under Sections 10.1 and 10.2 of this Article Ten (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 10.1 and 10.2. Such determination shall be made (1) by the Board of Directors by a majority vote of the directors who were not parties to such action, suit or proceeding, or (2) by a committee of such Directors designated by a majority of such Directors, (3) if such Directors desire, by independent legal counsel in a written opinion, or (3) by the holders of Common Stock in a vote that excludes, for quorum purposes and for voting purposes, the shares held by directors who are parties to such action, suit or proceeding.

     Section 10.5 Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent of his good faith belief that he has met the standard of conduct necessary for indemnification under Sections 10.1 and 10.2 and a written undertaking to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article Ten.

     Section 10.6 The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article Ten shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 10.7 The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Ten.

     Section  10.8  For  the  purpose  of  this  Article Ten, references to "the
Corporation" shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Ten with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     Section 10.9 For purposes of this Article Ten, referenced to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article Ten.

     Section 10.10 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ten shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 10.11 The provisions of this Article Ten: (i) are for the benefit of, and may be enforced by, each person entitled to indemnification hereunder, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Corporation and such person; and (ii) constitute a continuing offer to all present and future persons entitled to indemnification hereunder. The Corporation, by its filing of this Certificate of Incorporation:
(a) acknowledges and agrees that each person entitled to indemnification hereunder has relied upon and will continue to rely upon the provisions of this Article Ten in accepting and serving in any of the capacities entitling such person to indemnification hereunder; (b) waives reliance upon, and all notices of acceptance of, such provisions by such persons; and (c) acknowledges and agrees that no present or future person entitled to indemnification hereunder shall be prejudiced in such person's right to enforce the provisions of this Article Ten in accordance with their terms by any act or failure to act on the part of the Corporation.

     Section 10.12 No amendment, modification, or repeal of this Article Ten or any provision hereof shall in any manner terminate, reduce, or impair the right of any past, present or future person entitled to indemnification hereunder to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such person, under and in accordance with the provisions of this Article Ten as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.


Item  7.          Exemption  from  Registration  Claimed.

Not  applicable.

Item  8.          Exhibits.

     The  following  is  a  list  of  exhibits filed as part of the Registration
Statement:

Exhibit Number           Description  of  Exhibit

      5.1                Opinion  of  Axelrod,  Smith  &  Kirshbaum
     10.1                2001  Stock  and  Stock  Option  Plan
     23.1                Consent  of  Arthur  Andersen  LLP
     23.2                Consent  of  Axelrod,  Smith  &  Kirshbaum

Item  9.          Undertakings.

(a)     The  registrant  will:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

(2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the that remain unsold at the end of the offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, that the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on May 21, 2001.


                                       Sharp  Holding  Corporation

                                       By:   /s/     George  Sharp
                                       -------------------------------
                                       George  Sharp
                                       Director,  President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

May  21,  2001                By:   /s/     George  Sharp
                              ________________________________
                              George  Sharp
                              Director  and  President



May  21,  2001                By:   /s/     Gilbert  Gertner
                              ________________________________
                              Gilbert  Gertner
                              Director



May  21,  2001                By:   /s/     Alan  Pavsner
                              ________________________________
                              Alan  Pavsner
                              Director



May  21,  2001                By:   /s/     Robert  Wesolek
                              ________________________________
                              Robert  Wesolek
                              Chief  Financial  Officer